News Release
for immediate release

Company Contact:    Marc Sperberg
                    Investor Relations
                    (702) 791-2910

    MEDICAL DEVICE ALLIANCE INC. WINS PATENT INFRINGEMENT LAWSUIT

LAS   VEGAS,  NV. - June 14, 1999 - Medical Device  Alliance Inc. ("MDAI")
has emerged victorious in its defense against a two-year legal attack waged by long-time rival Mentor Corporation(Nasdaq:MNTR).

The suit, filed in April 1997, intended to force MDAI, its wholly-owned subsidiary LySonix Incorporated and codefendant Misonix, Inc. (Nasdaq:MSON) out of the Ultrasonic Assisted Liposuction ("UAL") industry by claiming the defendants infringed on a patent Mentor had licensed from a company owned by Mr. Tullo Parisi and Dr. Richard K. Massengill.

In an Order issued by the Honorable Judge William D. Keller of the United States District Court - Central District of California, Mentor's patent was ruled invalid and certain motions on noninfringment and lost profits damages were granted to the defendants.

Attorney Matthew Powers, lead litigator and partner at Weil, Gotshal & Manges, LLP, who represented MDAI in the case said, "We discovered that material information had been withheld from the U.S. Patent and Trademark Office regarding the patent Mentor was claiming the defendants infringed. Once that evidence was presented to the court, the Judge agreed with our a ssertion and ruled the Mentor patent was invalid".

According to MDAI Chief Executive Officer and Chairman of the Board, Donald
K. McGhan, "The Judge's decision that the Mentor patent is invalid provides the opportunity for LySonix to continue the high level of service and support that has earned it the position of industry leader. From day one, we have been outselling Mentor nearly two to one. We believe they felt forcing us out of the business would clear the way for them to have a monopoly stronghold on the UAL industry.

Had their attack been successful, I believe the lack of any real competition would have had a negative effect on equipment pricing, as well as future research, development and introduction of new UAL products".

Mr. McGhan continued, "Frankly, we're shocked that Mentor's due diligence prior to the license agreement with Parisi and Massengill didn't uncover the patent's invalidity. As it is, Mentor's attempt to enforce an invalid patent against LySonix has cost the companies involved over nine million dollars in legal expenses alone, plus millions more in management distraction and wasted time and resources. If the two companies had been able to expend even a portion of that money on further research, development and clinical studies for the use of ultrasonic energy for minimally invasive surgery, medical technology fo all ultrasonic applications would have been advanced considerably."

Liposuction accounted for an estimated 390,000 procedures in 1998 and is the most frequently performed plastic surgery procedure in the United States. Initial market estimates for UAL equipment and accessories ranged from $100 million to $200 million according to Bear Stearns & Co., Inc. and Oppenheimer
& Co., Inc., respectively. Combined sales of UAL devices from both companies have yet to reach even close to those expectations, many believe due in part to this lawsuit.

When asked what the Order meant to MDAI, McGhan said, "This will allow LySonix to get back to the business of growing the UAL market by advancing and spearheading technological developments in the field".

Medical Device Alliance Inc., based in Las Vegas, Nevada, develops, manufactures and/or markets medical devices for the specialty markets of plastic and reconstructive surgery and spinal/orthopedic surgery.

Forward Looking Statements: Statements in this news release looking forward in time are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties, including general economic conditions, delays and risks associated with the performance of contracts, potential acquisitions, consumer and industry acceptance, litigation and regulatory risks.

                                  END